Exhibit 99.1

Level 3 Reports First Quarter 2010 Results

First Quarter Financial Highlights

•                  Continued sequential improvement in sales and churn

•                  Consolidated Revenue of $910 million

•                  Consolidated Adjusted EBITDA of $200 million

BROOMFIELD, Colo.,  May 6, 2010 — Level 3 Communications, Inc. (NASDAQ: LVLT) reported consolidated revenue of $910 million for the first quarter 2010, compared to consolidated revenue of $924 million for the fourth quarter 2009 and $980 million for the first quarter 2009.

The net loss for the first quarter 2010 was $238 million, or $0.14 per share.  Excluding a loss of $54 million, or $0.03 per share on the extinguishment of debt, the net loss was $184 million, or $0.11 per share. The net loss for the fourth quarter 2009 was $182 million, or $0.11 per share, and $132 million or $0.08 per share for the first quarter 2009.

Consolidated Adjusted EBITDA was $200 million in the first quarter 2010, compared to $217 million in the fourth quarter 2009 and $250 million in the first quarter 2009.

“We are encouraged by the positive improvement we’ve seen this year for both sales and churn” said James Crowe, CEO of Level 3. “Ongoing broadband demand is providing sales opportunities across the company.  And our continued improvements in customer experience are paying off, contributing to a decline in disconnects.  We remain focused on execution, and will continue our disciplined approach to increasing our investments to take advantage of these market opportunities.”

Financial Results

Metric ($ in millions)	First Quarter 2010	Fourth Quarter 2009	First Quarter 2009
Total Communications Revenue	$900	$906	$962
Other Revenue	$10	$18	$18
Total Consolidated Revenue	$910	$924	$980
Consolidated Adjusted EBITDA(1)	$200	$217	$250
Capital Expenditures	$82	$80	$78
Unlevered Cash Flow(1)	$51	$218	$43
Free Cash Flow(1)	$(90)	$97	$(82)
Communications Gross Margin(1)	58.8%	60.2%	59.5%
Communications Adjusted EBITDA Margin(1)	22.4%	23.8%	25.9%

(1)       See schedule of non-GAAP metrics for definition and reconciliation to GAAP measures.

Communications Business

Revenue

Total Communications Revenue for the first quarter 2010 was $900 million, compared to $906 million for the fourth quarter 2009. Total Communications Revenue for the first quarter 2009 was $962 million.

Communications Revenue ($ in millions)	First Quarter 2010	Fourth Quarter 2009	Percent Change	First Quarter 2009	Percent Change
Wholesale	$343	$353	(3)%	$362	(5)%
Large Enterprise and Federal	$136	$129	5%	$131	4%
Mid-Market	$151	$151	—	$165	(8)%
Europe	$71	$73	(3)%	$70	1%
Core Network Services	$701	$706	(1)%	$728	(4)%
Wholesale Voice Services	$165	$162	2%	$171	(4)%
Other Communications Services	$34	$38	(11)%	$63	(46)%
Total Communications Services	$900	$906	(1)%	$962	(6)%

Core Network Services

Core Network Services revenue was $701 million in the first quarter 2010, a decline of approximately 1 percent compared to $706 million in the fourth quarter 2009.

“We were particularly encouraged by the growth in Large Enterprise and Federal revenues,” said Sunit Patel, executive vice president and CFO of Level 3.  “Mid-market revenues, which have been declining since 2007, are now stabilizing.

“We were pleased to see a return to sequential revenue growth on a constant currency basis for our European business. While European revenues declined on an as-reported basis, assuming constant currency, European revenues increased 3 percent.

“Our Wholesale revenues declined this quarter due to expected seasonality in the Vyvx broadcast business and a decline in inter-carrier compensation, partially offset by an asset sale of approximately $7 million.

“On a normalized basis, accounting for seasonality, inter-carrier compensation, the effects of foreign exchange, and the asset sale during the quarter, our Core Network Services revenue was down slightly, which represents a much improved performance from a year ago.”

Deferred Revenue

The communications deferred revenue balance was $880 million at the end of the first quarter 2010, compared to $902 million at the end of the fourth quarter 2009 and $868 million at the end of the first quarter 2009.

Cost of Revenue

Communications cost of revenue increased to $371 million in the first quarter 2010, from $361 million in the fourth quarter 2009, largely due to favorable vendor discounts and settlements in the fourth quarter 2009 and the revenue mix shift in the current quarter.  Communications cost of revenue was $390 million in the first quarter 2009.

Communications gross margin was 58.8 percent for the first quarter 2010, compared to 60.2 percent in the fourth quarter 2009. Communications gross margin was 59.5 percent in the first quarter 2009.

Selling, General and Administrative Expenses (SG&A)

Excluding non-cash compensation expense, Communications SG&A was $327 million in the first quarter 2010, compared to $328 million in the fourth quarter 2009 and $322 million in the first quarter 2009.

Communications SG&A expenses, including non-cash compensation expense declined to $343 million for the first quarter 2010, from $352 million for the fourth quarter 2009.   SG&A expenses were $338 million for the first quarter 2009.  Non-cash compensation expense was $16 million, $24 million, and $16 million for the first quarter 2010, fourth quarter 2009, and first quarter 2009, respectively.

Adjusted EBITDA

Communications Adjusted EBITDA was $202 million for the first quarter 2010, compared to $216 million for the fourth quarter 2009.  First quarter 2009 Communications Adjusted EBITDA was $249 million.

Communications Adjusted EBITDA margin was 22.4 percent for the first quarter 2010, compared to 23.8 percent for the fourth quarter 2009 and 25.9 percent in the first quarter 2009.

Communications Adjusted EBITDA excludes non-cash compensation expense and includes restructuring charges. For the first quarter 2010, the company incurred less than $1 million of restructuring charges. For the fourth quarter and first quarter 2009, restructuring charges were $1 million.

Consolidated Cash Flow and Liquidity

During the first quarter 2010, Unlevered Cash Flow was $51 million, versus $218 million in the fourth quarter 2009, and $43 million for the first quarter 2009.

Consolidated Free Cash Flow was negative $90 million for the first quarter 2010, or $63 million, excluding approximately $27 million related to a settlement and other payments for previously discontinued operations not associated with the Communications business.

During the quarter, the company repaid, at maturity, the remaining $111 million aggregate principal amount of its 6% Convertible Subordinated Notes due 2010 and repurchased approximately $8 million of debt due in 2010 and 2011.

As previously disclosed, Level 3 Financing, Inc. issued $640 million aggregate principal amount of its 10% Senior Notes due 2018, and retired its 12.25% Senior Notes due 2013 during the first quarter 2010. As a result, the company recorded a $54 million loss on the extinguishment of debt during the first quarter 2010.

On April 27, 2010, the company issued a notice to redeem the remaining $172 million aggregate principal amount of its 10% Convertible Senior Notes due 2011.  These notes will be redeemed effective May 27, 2010.  As a result, the company expects to recognize a $4 million loss on extinguishment of debt in the second quarter 2010.

The company continues to expect Net Cash Interest Expense of approximately $525 million and GAAP Cash Interest Expense of $585 million for the full year 2010.

As of March 31, 2010, the company had cash and cash equivalents of approximately $639 million.

Business Outlook

“We saw several positive signs in the overall health of our business this quarter,” said Patel.  “Our Core Network Services sales orders were up by more than 15 percent in the first quarter compared to the fourth quarter. We believe that churn will continue to show improvement for the rest of the year.  Backing out the $7 million asset sale in the first quarter, we expect Core Network Services revenue to grow sequentially for the rest of 2010.

“With the exception of typical utility cost fluctuations, we expect SG&A to remain relatively flat for the remainder of the year.  Based on the opportunities we see now to profitably grow our revenues, as we mentioned last quarter, we are expecting capital expenditures to increase in 2010 compared to 2009.  Given that, we expect to be Free Cash Flow negative for the full year 2010.  Consistent with prior years, we expect Free Cash Flow performance to improve for the remainder of the year.

Summary

“We are beginning to see both the benefit of improvements we have made in our customer experience over the last couple of years and the recovering economy,” said Crowe. “Our sales and churn are improving and we expect to translate that into improving revenue growth.”

Conference Call and Web Site Information

Level 3 will hold a conference call to discuss its first quarter 2010 results today at 11:00 a.m. EDT. You may access the call at 888-211-7449 or 913-312-0677 passcode 8481809. The call also will be broadcast live on Level 3’s Web site at http://lvlt.client.shareholder.com/.  During the call, the company will review an earnings presentation that summarizes the results of the quarter. The company has also provided a supplemental schedule with historical financial results. The presentation and supplemental schedule may be accessed at http://lvlt.client.shareholder.com/results.cfm.

The call will be archived and available live on Level 3’s Web site at http://lvlt.client.shareholder.com/ or you may access an audio replay until 12 a.m. EDT on Saturday, May 15, by dialing 888-203-1112 or 719-457-0820, access code 8481809.

For additional information please call 720-888-2502.

About Level 3 Communications

Level 3 Communications, Inc. (NASDAQ: LVLT) is a leading international provider of fiber-based communications services. Enterprise, content, wholesale and government customers rely on Level 3 to deliver services with an industry-leading combination of scalability and value over an end-to-end fiber network. Level 3 offers a portfolio of metro and long-haul services, including transport, data, Internet, content delivery and voice. For more information, visit www.Level3.com.

Forward-Looking Statement

Some of the statements made in this press release are forward looking in nature. These statements are based on management’s current expectations or beliefs. These forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Level 3’s control, which could cause actual events to differ materially from those expressed or implied by the statements. The most important factors that could prevent Level 3 from achieving its stated goals include, but are not limited to, the current uncertainty in the global financial markets and the global economy; disruptions in the financial markets that could affect Level 3’s ability to obtain additional financing; as well as the company’s ability to: successfully integrate acquisitions; increase the volume of traffic on the network; defend intellectual property and proprietary rights; develop effective business support systems; manage system and network failures or disruptions; develop new services that meet customer demands and generate acceptable margins; attract and retain qualified management and other personnel; and meet all of the terms and conditions of debt obligations. Additional information concerning these and other important factors can be found within Level 3’s filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors. Level 3 is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Metrics

Pursuant to Regulation G, the company is hereby providing a reconciliation of non-GAAP financial metrics to the most directly comparable GAAP measure.

The following describes and reconciles those financial measures as reported under accounting principles generally accepted in the United States (GAAP) with those financial measures as adjusted by the items detailed below and presented in the accompanying news release. These calculations are not prepared in accordance with GAAP and should not be viewed as alternatives to GAAP. In keeping with its historical financial reporting practices, the company believes that the supplemental presentation of these calculations provides meaningful non-GAAP financial measures to help investors understand and compare business trends among different reporting periods on a consistent basis, independently of regularly reported non-cash charges and infrequent or unusual events.

Consolidated Revenue is defined as total revenue from the Consolidated Statements of Operations.

Communications Revenue is defined as communications revenue from the Consolidated Statements of Operations.

Core Network Services Revenue includes revenue from transport, infrastructure, data, and local and enterprise voice communications services.

Communications Gross Margin ($) is defined as Communications Revenue less Communications Cost of Revenue from the Consolidated Statements of Operations.

Communications Gross Margin (%) is defined as Communications Gross Margin ($) divided by Communications Revenue. Management believes that gross margin is a relevant metric to provide to investors, as it is a metric that management uses to measure the margin available to the company after it pays third party network services costs; in essence, a measure of the efficiency of the company’s network.

Adjusted EBITDA is defined as net income (loss) from the Consolidated Statements of Operations before income taxes, total other income (expense), non-cash impairment charges, depreciation and amortization and non-cash stock compensation expense.

Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue.

Adjusted EBITDA Metrics	Q1 2010
($ in millions)	Communications	Other	Consolidated

Net Loss	$(235)	$(3)	$(238)
Income Tax Expense (Benefit)	1	—	1
Total Other (Income) Expense	196	—	196
Depreciation and Amortization	224	1	225
Non-cash Stock Compensation	16	—	16
Adjusted EBITDA	$202	$(2)	$200

Revenue	$900

Adjusted EBITDA Margin	22.4%

Adjusted EBITDA Metrics	Q4 2009
($ in millions)	Communications	Other	Consolidated

Net Loss	$(169)	$(13)	$(182)
Income Tax Expense (Benefit)	(3)	—	(3)
Total Other (Income) Expense	134	8	142
Depreciation and Amortization	230	6	236
Non-cash Stock Compensation	24	—	24
Adjusted EBITDA	$216	$1	$217

Revenue	$906

Adjusted EBITDA Margin	23.8%

Adjusted EBITDA Metrics	Q1 2009
($ in millions)	Communications	Other	Consolidated

Net Income (Loss)	$(133)	$1	$(132)
Income Tax Expense	1	—	1
Total Other (Income) Expense	144	(1)	143
Depreciation and Amortization	221	1	222
Non-cash Stock Compensation	16	—	16
Adjusted EBITDA	$249	$1	$250

Revenue	$962

Adjusted EBITDA Margin	25.9%

Management believes that Adjusted EBITDA and Adjusted EBITDA Margin are relevant and useful metrics to provide to investors, as they are an important part of the company’s internal reporting and are key measures used by Management to evaluate profitability and operating performance of the company and to make resource allocation decisions.  Management believes such measures are especially important in a capital-intensive industry such as telecommunications.  Management also uses Adjusted EBITDA and Adjusted EBITDA Margin to compare the company’s performance to that of its competitors and to eliminate certain non-cash and non-operating items in order to consistently measure from period to period its ability to fund capital expenditures, fund growth, service debt and determine bonuses.  Adjusted EBITDA excludes non-cash impairment charges and non-cash stock compensation expense because of the non-cash nature of these items.  Adjusted EBITDA also excludes interest income, interest expense and income taxes because these items are associated with the company’s capitalization and tax structures. Adjusted EBITDA also excludes depreciation and amortization expense because these non-cash expenses reflect the impact of capital investments which management believes should be evaluated through free cash flow.  Adjusted EBITDA excludes the gain (or loss) on extinguishment of debt and other, net because these items are not related to the primary operations of the company.

There are limitations to using non-GAAP financial measures, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from the company’s calculations.  Additionally, this financial measure does not include certain significant items such as interest income, interest expense, income taxes, depreciation and amortization, non-cash impairment charges, non-cash stock compensation expense, the gain (or loss) on extinguishment of debt and net other income (expense).  Adjusted EBITDA and Adjusted EBITDA Margin should not be considered a substitute for other measures of financial performance reported in accordance with GAAP.

Unlevered Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures, plus cash interest paid and less interest income all as disclosed in the Consolidated Statements of Cash Flows or the Consolidated Statements of Operations. Management believes that Unlevered Cash Flow is a relevant metric to provide to investors, as it is an indicator of the operational strength and performance of the company and, measured over time, provides management and investors with a sense of the growth pattern of the business.

There are material limitations to using Unlevered Cash Flow to measure the company against some of its competitors as it excludes certain material items such as payments on and repurchases of long-term debt, interest income and cash interest expense. Level 3 does not currently pay a significant amount of income taxes due to net operating losses, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable and capital expenditures. Unlevered Cash Flow should not be used as a substitute for net change in cash and cash equivalents on the Consolidated Statements of Cash Flows.

Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures as disclosed in the Consolidated Statements of Cash Flows. Management believes that Free Cash Flow is a relevant metric to provide to investors, as it is an indicator of the company’s ability to generate cash to service its debt. Free Cash Flow excludes cash used for acquisitions and principal repayments.

There are material limitations to using Free Cash Flow to measure the company against some of its competitors as Level 3 does not currently pay a significant amount of income taxes due to net operating losses, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable and capital expenditures. This financial measure should not be used as a substitute for net change in cash and cash equivalents on the Consolidated Statements of Cash Flows.

Unlevered Cash Flow and Free Cash Flow
Three Months Ended March 31, 2010	Unlevered
($ in millions)	Cash Flow	Free Cash Flow

Net Cash Used in Operating Activities	$(8)	$(8)
Capital Expenditures	$(82)	$(82)
Cash Interest Paid	$141	N/A
Interest Income	$ (—)	N/A
Total	$51	$(90)

Unlevered Cash Flow and Free Cash Flow
Three Months Ended December 31, 2009	Unlevered
($ in millions)	Cash Flow	Free Cash Flow

Net Cash Provided by Operating Activities	$177	$177
Capital Expenditures	$(80)	$(80)
Cash Interest Paid	$121	N/A
Interest Income	$ (—)	N/A
Total	$218	$97

Unlevered Cash Flow and Free Cash Flow
Three Months Ended March 31, 2009	Unlevered
($ in millions)	Cash Flow	Free Cash Flow

Net Cash Used in Operating Activities	$(4)	$(4)
Capital Expenditures	$(78)	$(78)
Cash Interest Paid	$126	N/A
Interest Income	$(1)	N/A
Total	$43	$(82)

###

Contact Information
Media:	Investors:
Vince Hancock	Valerie Finberg
720-888-2146	720-888-2501

Attachment #1

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
(dollars in millions, except per share data)	2010	2009	2009

Revenue:
Communications	$900	$906	$962
Coal Mining	10	18	18
Total Revenue	910	924	980

Costs and Expenses (exclusive of depreciation and amortization shown separately below):
Cost of Revenue:
Communications	371	361	390
Coal Mining	12	15	17
Total Cost of Revenue	383	376	407

Depreciation and Amortization	225	236	222
Selling, General and Administrative	343	354	338
Restructuring Charges	—	1	1
Total Costs and Expenses	951	967	968

Operating (Loss) Income	(41)	(43)	12

Other Income (Expense):
Interest income	—	—	1
Interest expense	(149)	(150)	(146)
Other, net	(47)	8	2
Total Other Income (Expense)	(196)	(142)	(143)

Loss Before Income Taxes	(237)	(185)	(131)

Income Tax Benefit (Expense)	(1)	3	(1)

Net Loss	$(238)	$(182)	$(132)

Basic and Diluted Loss per Share	$(0.14)	$(0.11)	$(0.08)

Shares Used to Compute Basic and Diluted Loss per Share (in thousands):	1,647,407	1,641,091	1,620,932

Attachment #2

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(unaudited)

	March 31,	December 31,
(dollars in millions)	2010	2009

Assets

Current Assets:
Cash and cash equivalents	$639	$836
Restricted cash and securities	2	3
Receivables, less allowances for doubtful accounts of $19 and $18, respectively	304	323
Other	96	97
Total Current Assets	1,041	1,259

Property, Plant and Equipment, net	5,518	5,687
Restricted Cash and Securities	124	122
Goodwill	1,427	1,429
Other Intangibles, net	443	467
Other Assets	109	98
Total Assets	$8,662	$9,062

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$345	$364
Current portion of long-term debt	213	705
Accrued payroll and employee benefits	34	51
Accrued interest	134	140
Current portion of deferred revenue	151	162
Other	64	97
Total Current Liabilities	941	1,519

Long-Term Debt, less current portion	6,211	5,755
Deferred Revenue, less current portion	729	740
Other Liabilities	560	557
Total Liabilities	8,441	8,571

Commitments and Contingencies

Stockholders’ Equity	221	491
Total Liabilities and Stockholders’ Equity	$8,662	$9,062

Attachment #3

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
(dollars in millions)	2010	2009	2009

Cash Flows from Operating Activities:
Net loss	$(238)	$(182)	$(132)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	225	236	222
Non-cash compensation expense attributable to stock awards	16	24	16
Loss on extinguishment of debt, net	54	2	—
Accretion of debt discount and amortization of debt issuance costs	14	13	14
Accrued interest on long-term debt	(6)	16	6
Change in fair value of embedded derivative	(2)	(14)	—
Other, net	(7)	(2)	(6)
Changes in working capital items:
Receivables	17	32	(11)
Other current assets	(7)	11	(15)
Payables	(17)	8	(14)
Deferred revenue	(16)	23	(17)
Other current liabilities	(41)	10	(67)
Net Cash (Used in) Provided by Operating Activities	(8)	177	(4)

Cash Flows from Investing Activities:
Capital expenditures	(82)	(80)	(78)
(Increase) decrease in restricted cash and securities, net	—	2	(1)
Proceeds from sale of property, plant and equipment	—	1	—
Net Cash Used in Investing Activities	(82)	(77)	(79)

Cash Flows from Financing Activities:
Long term debt borrowings, net of issuance costs	613	274	(2)
Payments on and repurchases of long-term debt	(714)	(67)	(7)
Net Cash (Used in) Provided by Financing Activities	(101)	207	(9)

Effect of Exchange Rates on Cash and Cash Equivalents	(6)	(3)	(4)

Net Change in Cash and Cash Equivalents	(197)	304	(96)

Cash and Cash Equivalents at Beginning of Period	836	532	768

Cash and Cash Equivalents at End of Period	$639	$836	$672

Supplemental Disclosure of Cash Flow Information:
Cash interest paid	$141	$121	$126
Income taxes paid, net of refunds	$(2)	$1	$1